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                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE

Contacts:

Investors/Media
Phyllis Knight, Chief Financial Officer
(248) 340-9090
Colleen Bauman, VP, Investor Relations
(248) 340-7731

                          PHILIP SURLES TO RETIRE FROM
                           CHAMPION ENTERPRISES, INC.

                CHIEF OPERATING OFFICER POSITION TO BE ELIMINATED
                      AS REPORTING STRUCTURE IS STREAMLINED

AUBURN HILLS, MI, July 21, 2003 - Champion Enterprises, Inc. (NYSE: CHB), the world's leading homebuilder, today announced that Philip Surles has decided to retire from the Company, effective July 31, 2003. Mr. Surles, 62, currently serves as the Company's Chief Operating Officer, a position that will be eliminated upon his departure.

Al Koch, Chairman of the Board and President and Chief Executive Officer of Champion, said: "Phil Surles has played an instrumental role in the growth of Champion Enterprises during his 27 years of service to the Company. The Company, the Board and I appreciate his many contributions and wish him well in his future endeavors."

Mr. Koch continued, "When I arrived at Champion last month, my mandate from the Board was to conduct a thorough review of the Company's operations and accelerate the strategy to return the Company to profitability. As part of my initial discussions with Phil and the other members of the senior management team about these objectives, it became clear to us that the organization had evolved to a point where the position of Chief Operating Officer was no longer needed. It is a credit to Phil's character and loyalty that he graciously suggested early retirement in conjunction with a streamlining of the management reporting structure."

Upon Mr. Surles' departure at the end of July, those responsible for Champion's manufacturing, retail, finance and marketing units will all report directly to Mr. Koch.

About Champion Enterprises
Champion Enterprises, Inc., headquartered in Auburn Hills, Michigan, is the world's leading homebuilder and has produced 1.6 million homes since the company was founded. The company operates 34 homebuilding facilities and 115 retail stores, and provides consumer financing for purchasers of Champion-built homes. Further information can be found using the company's website at www.championhomes.net.

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